MOORE & ASSOCIATES, CHARTERED

ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1 Amendment No. 2 of Calypso Media Services Group, Inc., of our report dated March 27, 2008 on our audit of the financial statements of Calypso Media Services Group, Inc. as of December 31, 2007 and December 31, 2006 and the related statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2007, December 31, 2006 and December 31, 2005.

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

November 21, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501